UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

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Filed by a Party other than the Registrant ☐

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☒	Soliciting Material under §240.14a-12

MACK-CALI REALTY CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Important Additional Information and Where to Find It

This communication may be deemed to contain solicitation material in respect to the solicitation of proxies from the stockholders of Mack-Cali Realty Corporation (the “Company”) in connection with the Company’s 2020 annual meeting of stockholders (the “Annual Meeting”). The Company plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a definitive proxy statement and accompanying WHITE proxy card in connection with the Annual Meeting. The definitive proxy statement will contain important information about the Company, the Annual Meeting and related matters. Stockholders may obtain a free copy of the definitive proxy statement and other documents that the Company files with the SEC (when they become available) on the SEC’s website, at www.sec.gov. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND ANY OTHER RELEVANT SOLICITATION MATERIALS (WHEN THEY BECOME AVAILABLE) BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION.

Certain Information Regarding Participants

Mack-Cali and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting. Information regarding the names of these directors and executive officers and their respective interests in the Company as of the date of this communication is set forth in the Current Report on Form 8-K filed by the Company with the SEC on March 30, 2020 and will be set forth in the definitive proxy statement and other relevant solicitation materials filed by the Company for the Annual Meeting. These documents (when they become available), and any and all other documents filed by the Company with the SEC, may be obtained by investors and stockholders free of charge on the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Company’s website at https://www.mack-cali.com.

April 8, 2020

Bow Street LLC

1140 Avenue of the Americas, 10th Floor

New York, NY 10036

Attention: Akiva Katz, Managing Partner

Re: Bow Street Nominees

Akiva:

On behalf of the Board of Directors (the “Board”) of Mack-Cali Realty Corporation (“Mack-Cali” or the “Company”), I am writing in response to your letter, dated March 27, 2020, in which you indicated that Bow Street would be willing to remove the four Bow Street nominees that were elected at the Company’s 2019 Annual Meeting, namely Alan R. Batkin, Frederic Cumenal, MaryAnne Gilmartin and Nori Gerardo Lietz (the “Bow Street Nominees”), from Bow Street’s slate for the 2020 Annual Meeting, if the Company agreed to include the Bow Street Nominees in the Company’s slate and support their election at the 2020 Annual Meeting. While I have previously responded to your letter, since you chose to make your letter public on April 6, 2020, the Board feels that an additional response is needed.

As we have informed you on three separate occasions, the Board would be willing to include three of the Bow Street Nominees in the Company’s slate, provided Bow Street agrees to withdraw all of its director nominations for the 2020 Annual Meeting and discontinue its proxy contest. As we have previously informed you, the Board has determined that the fourth Bow Street Nominee is unacceptable due to that nominee’s low vote totals at the 2019 Annual Meeting as well as unconstructive and inappropriate conduct as a Board member.

As the Company has stated on several occasions, both publicly and privately, the Board is prepared to engage in good faith with Bow Street in an effort to avoid another costly and disruptive proxy contest, especially during this time of a national health crisis. However, the inclusion of the Bow Street Nominees in the Company’s slate while Bow Street continues to wage a proxy contest for four additional Board seats would only help Bow Street, a 4.5% shareholder, to achieve its goal of taking control of the Company in order to pursue its own agenda. The Board’s proposal to include three of the Bow Street Nominees on the Company’s slate and nominate two independent well-qualified new candidates selected by the Annual Meeting Committee with the assistance of Ferguson Partners, a nationally recognized search firm, would ensure that the Company proceeds in a manner designed to maximize value for all of the Company’s stockholders. In fact, in my direct conversations with one of the Bow Street Nominees, that individual indicated that he understood our concern and was sympathetic to the approach proposed by the Board.

If Bow Street is not prepared to withdraw all of its director nominations and discontinue its proxy contest, the Board will proceed to nominate the slate of independent director candidates recommended by Ferguson Partners and approved by the Annual Meeting Committee, upon the recommendation of the Nominating and Corporate Governance Committee, for election at the 2020 Annual Meeting.

Sincerely,

/s/ Alan S. Bernikow
Alan S. Bernikow
Lead Independent Director